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                                                                    EXHIBIT 10.3

May 14, 2007

Seguso Holding, Inc
3450 54th Drive West, Suite 0102
Bradenton, Florida 34210

Attn: Robert Seguso President & CEO

Dear Mr. Seguso:

This letter replaces and supersedes the letter agreement between the parties, dated May 20, 2005. This Agreement, when executed by the parties hereto, will constitute an agreement between Seguso Holding, Inc. (the "Company")and Meyers Associates L.P. ("MA") pursuant to which the Company agrees to retain MA and MA agrees to be retained by the Company under the terms and conditions set forth below.

1. The Company hereby retains MA to perform consulting services related to identifying potential acquisition candidates and other financial service matters, and MA hereby accepts such retention on a non-exclusive basis. In this regard, subject to the terms set forth below, MA shall furnish to the Company advice and recommendations with respect to such aspects of the business and affairs of the Company as the Company shall, from time to time, reasonably request upon reasonable notice. The services, which MA will perform, shall include, without limitation, assisting the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the company, upon reasonable notice.

2. The Compensation of MA will be based on a success fee as per paragraph 4. In addition to its compensation hereunder, the Company will reimburse MA for any and all reasonable expenses incurred by MA in the performance of its duties hereunder, and MA shall account for such expenses to the Company provided, however, that any expense in excess of $500 shall require the prior written approval of the Company which will not be unreasonably withheld. Such reimbursement shall accumulate and be paid monthly.

3. In addition, MA shall hold itself ready to assist the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company, upon reasonable notice, and will undertake such evaluations and negotiations upon prior written agreement as to additional compensation to be paid by the Company to MA with respect to such evaluations and negotiations. Nothing herein shall require the Company to utilize MA services in any particular transactions nor shall limit the Company's obligations arising under any other agreement or understanding.

4. The Company and MA further acknowledge and agree that MA may act as a finder or financial consultant in various business transactions in which the Company may be involved, such as mergers, acquisitions or joint ventures. The Company and MA will agree to a compensation on deal by deal basis prior to each such transaction.

5. MA will hold in confidence any confidential information, which the Company provides MA pursuant to this Agreement unless the Company gives MA permission in writing to disclose such confidential information to a specific third

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party. In addition, all confidential information which the Company provided to
MA in connection with any prior or ongoing Offering shall be considered information for purposes of this Agreement.

6. (a) The Company agrees to indemnify and hold harmless Meyers, its partners, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives, and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which Meyers is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Meyers' services pursuant to this Agreement; provided, however, Roan/Meyers shall not be entitled to indemnification for its own gross negligence or willful misconduct. This paragraph shall survive the termination of this Agreement.

      (b) Meyers agrees to indemnify and hold harmless the company, its officers, directors, shareholders, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing, or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which Meyers is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Meyers' services pursuant to this Agreement; provided, however, the Company shall not be entitled to indemnification for its own gross negligence or willful misconduct. This paragraph shall survive the termination of this Agreement.

7. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

8. This Agreement is for a term of two (2) years from the date of this Agreement or May 20, 2009, whichever is later, and may be terminated by either party upon 30 days' notice after ninety (90) days. Paragraphs 4 and 6 shall survive the expiration or termination of this Agreement under all circumstances.

9. Any notices hereunder shall be sent to the Company and to MA at their respective addresses set forth above. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

10. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

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If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Very truly yours,

MEYERS ASSOCIATES L.P.

By: /s/ Bruce Meyers
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       Bruce Meyers
       President

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN

Seguso Holdings, Corp

By: /s/ Robert Seguso
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Name: Robert Seguso
Title: President, Chief Executive Officer

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